                                                                     EXHIBIT 5.1

                         [JACKSON L. MORRIS LETTERHEAD]

September 1, 2000

Board of Directors ArchivalCD, Inc. Suite 212 100 North Sixth Street Crockett, TX 75835

Re:  Registration Statement of Form SB-2

Gentlemen:

I have been engaged as special counsel for ArchivalCD, Inc., a Delaware corporation, (the "Company"), for the sole purpose of rendering the opinion herein below set forth. I have been asked to provide my opinion, based upon the laws of the state of Delaware, in connection with the registration under the Securities Act of 1933, as amended, (the "Act") on Form SB-2, Commission File No. 333-93525 ("Registration Statement") for the offer and sale of up to 3,700,000 shares of ArchivalCD's common stock, $.01 par value per share, 3,200,000 shares of which are to be offered and sold by ArchivalCD and 500,000 shares of which are to be offered and sold by certain selling stockholders, ("Share"). Based upon my review of the ArchivalCD's Articles of Incorporation, Bylaws, appropriate records of proceedings of ArchivalCD's board of directors and ArchivalCD's audited balance sheet at December 31, 1999 and related statement of changes in stockholders' equity from inception to December 31, 1999, it is my opinion that the Shares to be offered and sold by ArchivalCD, upon issuance and delivery against payment or receipt of consideration therefore, they will be duly and validly issued, fully paid and non-assessable and (ii), with respect to the Shares to be offered and sold by certain selling stockholders, they are duly and validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me therein under the caption "Interest of Counsel."

Very Truly Yours

/s/ Jackson L. Morris

Jackson L. Morris